Starting in the third quarter of this year, InvenTrust will be moving to quarterly distributions. Switching from monthly to quarterly distributions is estimated to provide cost savings of more than $1 million in printing and mailing costs alone.

The Shops at Walnut Creek

Dear Stockholder,

Let me start this month’s letter with a couple of reminders. Starting in the third quarter of this year, InvenTrust will be moving to quarterly distributions, which will be accompanied by quarterly newsletters. Since inception, we have paid stockholder distributions and authored newsletters on a monthly basis. The monthly processing, printing, mailing and support to complete this task creates significant expense. Switching from monthly to quarterly distributions is estimated to provide cost savings of more than $1 million annually in printing and mailing costs alone.

We expect the third quarter distributions to be processed and mailed in early October. Stockholders will receive $0.0325 per share, assuming an annual distribution rate of $0.13 per share.

Multi-Tenant Retail Platform

At InvenTrust, we have built a strong foundation in our retail platform, which we believe will bring value to our stockholders. A component of our retail strategy is to reduce the overall number of markets in our portfolio and position the focus of our platform to key markets across the country where strategic fundamental characteristics exist, such as job and wage growth. An example of these markets includes Dallas, Houston, Denver and Atlanta among others.

We also believe we are differentiated from our peers in these strategic markets because of these important factors:

•	We think like a retailer. We recognize who tenants want to be next to in a center; what size and shape they want to rent; and who their customers are and how they attract them.

•	We understand tenant needs and we work collaboratively with our tenants to achieve shared success. We believe our experience, best practices and innovative thinking to solve tenant problems make us a preferred partner and make our retail centers attractive to consumers and retail tenants alike.

While our strategy calls for us to reduce the number of markets in our retail platform, we plan to remain active on the acquisition front, as indicated by three recent acquisitions listed below:

The Shops at Walnut Creek is located in Westminster, Colorado outside Denver. Walnut Creek is a 216,325 square foot, 93% leased shopping center, which we acquired for $57.1 million. This retail center met the key criteria of our acquisition strategy, and is a core retail asset in a high barrier to entry market. Walnut Creek is anchored by national tenants such as T.J. Maxx/HomeGoods, Petsmart, Dollar Tree, and Michaels, with the top three tenants having an average of eight years remaining on their lease term, providing long-term cash flow stability.

Westpark Shopping Center is located in Glen Allen, Virginia, in the growth corridor between D.C. and Richmond. Westpark is a 176,935 square foot, 95% leased shopping center, which we acquired for $33.75 million. Westpark is a grocery-anchored asset located in a heavily trafficked retail corridor that will allow us to gain entry into the Richmond market. This retail center is a prominent asset that we believe is well-positioned to provide stable cash flows in coming years.

The Highlands of Flower Mound is located in Flower Mound, Texas outside of Dallas. Flower Mound is a 169,447 square foot, 96% occupied center, which we acquired for $45.75 million. This premier asset is located in a community that has received numerous awards for quality of life, employment rate and high income demographics, and we expect it will provide long-term cash flow to InvenTrust. The property is shadow-anchored by SuperTarget and anchored by national tenants such as Bed Bath and Beyond, Stein Mart, Party City and Pier 1.

We expect our continued execution on our multi-tenant retail acquisition strategy will help support value creation for our stockholders.

Investor Survey

InvenTrust’s management is interested in your feedback and views regarding your investment. Please take a moment to contact our Investor Services group at 855-377-0510 to take a brief survey. The survey takes only three minutes to complete and your responses will be completely anonymous. The data collected will provide useful information on stockholder sentiment and will help management understand how our stockholders receive information about our company. We appreciate your input and continued support of InvenTrust Properties.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.010833 per share for the month of June 2015. If you have invested through a trustee, a distribution statement is enclosed in lieu of a check.

Sincerely,

INVENTRUST PROPERTIES CORP.

Thomas P. McGuinness

President, CEO

cc:	Trustee / Broker Dealer / Financial Advisor

Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representation, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, our ability to execute on our strategy, our ability to return value to our stockholders and the availability of cash flow from operating activities to fund distributions. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see the Risk Factors included in InvenTrust’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. InvenTrust intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.